CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into this 4th day of December, 2014 (“Effective Date”), by and among 481 ASSOCIATES, a Florida general partnership (“Associates”), ROUTE 27 ASSOCIATES, LTD., a Florida limited partnership (“Owner”), and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”). Associates and Owner are sometimes hereinafter referred to as the “Berger Entities”.

RECITALS:

A.    Owner is the owner of the manufactured home park described on the Summary of Terms attached hereto, all located upon and as more fully described in Exhibit "A" attached hereto (the "Land"). Owner is also the owner of the buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Land (collectively the "Improvements"). The Improvements do not include any improvements or fixtures owned by the tenants on the Land or the other manufactured homes on the Land.

B.    Owner is the owner of all model homes, machinery, equipment, goods, vehicles and other personal property, tangible and intangible (collectively the "Personal Property"), listed in Exhibit "B" attached hereto and made a part hereof, which is located at or useable in connection with the ownership or operation of the Land and Improvements, including without limit, (a) all licenses, permits and franchises; warranties and guaranties from manufacturers, suppliers and installers; the name; the telephone numbers; business and maintenance records; and all domain names, websites and internet pages related to the Project, as hereinafter defined. The Personal Property does not include manufactured homes and related fixtures or personalty owned by tenants on the Land or manufactured homes located on the Land, other than the manufactured home(s) owned by Owner and used by on-site employees as detailed on the Summary of Terms, if any.

C.    The Land, the Improvements, and the Personal Property, together with all of Owner's right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of the Land and Improvements, all right, title and interest, if any, of Owner in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof, and in and to any and all easements appurtenant to the Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of the Land, or the fee owner thereof, and together with all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing are hereinafter sometimes collectively referred to as the "Project".

D.    Associates holds the general partnership interest in the Owner and will obtain title to or cause all of the limited partners in the Owner identified on Exhibit “L” (“Limited Partners”) to agree to the terms of this Agreement so that one hundred percent (100%) of the partnership interests in the Owner (the "Partnership Interests") will be contributed to SCOLP, and SCOLP will accept the contribution of all of the Partnership Interests, upon the terms and subject to the conditions hereinafter set forth.

F.    Contemporaneously with the entry into this Agreement, SCOLP and affiliates of the Berger Entities have entered into Contribution Agreements regarding 6 other projects within the State of Florida (“Other Contribution Agreements”). At or before the Closing, SCOLP (or an affiliate of SCOLP) and affiliates of the Berger Entities will enter into: (1) a Golf Course Contribution Agreement between SCOLP (or an affiliate of SCOLP) and Southport Golf Associates, LLLP, a Florida limited liability limited partnership, for the golf course at Southport Springs, and related personal property, located at 3537 Southport Springs Parkway, Zephyrhills, FL 33841; (2) a Golf Course Contribution Agreement between SCOLP (or an affiliate of SCOLP) and Hamptons Golf Associates, a Florida general partnership, for the golf course at The Hamptons, and related personal property, located at 1094 U.S. Hwy. 92 West, Auburndale, FL 33823; and (3) an Asset Purchase and Contribution Agreement between SCOLP (or an affiliate of SCOLP) and MH Financing Associates, LLLP, a Florida limited liability limited partnership, for certain manufactured homes. The Other Contribution Agreements and the agreements referenced in items 1, 2, and 3 immediately preceding, are sometimes hereinafter collectively referred to as “All of the Other Acquisition Agreements”.

NOW, THEREFORE, for and in consideration of the premises, and the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    AGREEMENTS TO CONTRIBUTE THE PARTNERSHIP INTERESTS.

1.1    Associates agrees to contribute to SCOLP, and SCOLP agrees to accept from Associates, the Partnership Interests in the Owner, in accordance with the terms and subject to the conditions hereof, such contribution to be effective as of the Contribution Date.

2.    TOTAL AGREED VALUE.

2.1    The total agreed value (the “Total Agreed Value”) for the Partnership Interests shall be the amount set forth on the Summary of Terms. The Total Agreed Value (as reduced below) shall be paid as follows: (a) by the Project remaining subject to an Existing Mortgage lien now encumbering the Land and held by Fannie Mae and securing debt in an amount set forth on the Summary of Terms and otherwise on terms satisfactory to SCOLP (“Existing Mortgage”), provided that the holder of the Existing Mortgage consents to the transactions provided for herein pursuant to the provisions set forth in Section 9.4 herein; (b) SCOLP shall issue to Associates and/or the Limited Partners newly created Series C Preferred Units with an aggregate value equal to the Series C Amount set forth on the Summary of Terms, which Units shall be issued at an issue price and on the terms set forth in the Summary of Terms (the “Series C Units”); and (c) SCOLP shall issue to Associates and/or the Limited Partners OP Units in SCOLP (the “OP Units”) with an aggregate value equal to the OP Amount set forth on the Summary of Terms, which Units shall be issued at an issue price and on the terms set forth on the Summary of Terms. The Series C Units and the OP Units shall be issued at the Closing. The Series C Units and the OP Units are sometimes hereinafter collectively referred to as “Units”.

2.2    The Units to be issued pursuant to the terms hereof shall be governed by SCOLP’s Third Amended and Restated Limited Partnership Agreement, dated as of June 19, 2014, as amended (the "Partnership Agreement"), a copy of which has been delivered to Associates and Owner, as such Partnership Agreement shall be amended on the Contribution Date to reflect the admission of limited partners and the issuance of, and the rights and obligations associated with, such Units. On the date hereof and on the Contribution Date, Associates and the Limited Partners and, if requested, each equity holder thereof, shall execute and deliver such investment and subscription documents as SCOLP shall reasonably require in connection with the issuance of the Units and represent and warrant that Associates, the Limited Partners or such equity holder, as the case may be, is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”).

3.    CONDITION OF TITLE TO THE PROJECT.

3.1    Associates hereby represents and warrants to SCOLP that Owner is the lawful owner of the Project and holds insurable and marketable title to the Land, free and clear of all liens, claims and encumbrances other than the following matters (hereinafter referred to as the "Permitted Exceptions"):

(a)    Those liens, encumbrances, easements and other matters set forth on Schedule B-2 of the Commitment to be delivered pursuant to Section 4.1 hereof which SCOLP does not designate as “Title Defects” pursuant to Section 5.1 hereof;

(b)    The rights of parties in occupancy of all or any portion of the Land and Improvements under leases, subleases, occupancy agreements and commitments to lease, without any option to purchase or acquire any interest beyond a tenancy on the Land, except as provided under the Florida Mobile Home Act (the "Tenant Leases"), to the extent set forth and described in the Rent Roll (the "Rent Roll"), attached hereto as Exhibit "C", as the same shall be updated to the Contribution Date;

(c)    All presently existing and future liens for unpaid real estate taxes, assessments for public improvements installed after the Contribution Date, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided, which are not due and payable, and such work for sewer or other public improvements as disclosed on Exhibit “D” attached hereto.

From the date hereof through the Contribution Date, neither the Owner nor Associates will cause the Project to be further encumbered by any lien, easement, restriction or any other matter.

4.    EVIDENCE OF TITLE; SURVEY; UCC SEARCHES.

4.1    Within ten (10) days after the date hereof, the Owner shall furnish SCOLP with a commitment (the "Commitment") for an ALTA Form Owner's Policy of Title Insurance, issued by First American Title Insurance Company (the "Title Company"), along with copies of all instruments described in Schedule B of the Commitment (collectively, the “Exception Documents”), in the amount set forth on the Summary of Terms. At Closing, the Owner shall cause to be provided to SCOLP, an owner’s policy of title insurance issued pursuant to the Commitment, insuring the Owner’s interest in the Land without the "standard exceptions", containing such endorsements authorized in the State of Florida as SCOLP may reasonably require including such endorsements as shall provide for assignment of the proceeds of the owner’s policy to SCOLP and shall eliminate any defenses to claims which might arise as a result of the knowledge of any defect in title by the Owner or Associates. The cost of the title insurance policy shall be borne by Associates.

4.2    Within ten (10) days after the date hereof, the Owner shall furnish SCOLP with a copy of the most recent ALTA "as built" survey (the "Survey") of the Land prepared by a licensed surveyor or engineer, and SCOLP shall, if it so elects, obtain an update to the Survey and have the same certified to Owner, SCOLP, the Title Company, and any other parties designated by SCOLP. Any update to the Survey obtained by SCOLP shall show the legal description of the Land, the total acreage of each parcel comprising the Land, all structures and improvements located thereon (other than manufactured homes and related structures not owned by Owner), all boundaries, courses and dimensions, set‑back lines, easements and rights of way (including any recording references), the location of all highways, streets and roads upon or adjacent to the Land, and the location of all utility lines and connections with such utility lines if located overhead and if located underground to be located to the extent possible and with reliance upon such records as may be appropriate. The update to the Survey shall be sufficient for removal of the standard survey exception(s) from the policy of title insurance to be issued pursuant to the Commitment and shall not reveal any of the following: (i) encroachments on the Land or any portion thereof from any adjacent property, (ii) the encroachment of any Improvements on any adjacent property, or (iii) any violation by any portion of the Improvements of any recorded building lines, setback requirements, restrictive covenants or easements affecting the Project. If the foregoing are present, they shall be treated as title defects. The cost of the update to the Survey shall be borne by the parties as set forth in Section 19.

4.3    SCOLP shall obtain Uniform Commercial Code financing statement searches and tax lien searches both from the county in the State of Florida where the Land is located, and the state of organization of each of the Berger Entities and any of the constituent entities holding an interest in the Berger Entities and the constituent entities holding interests in the entities holding an interest in the Berger Entities showing no security interests, pledges, liens, claims or encumbrances in or affecting the Project, the Partnership Interests, or the equity interests in or owned by any of such constituent entities except for the Existing Mortgage and except for security interests of a definite or ascertainable amount which may be removed by the payment of money at Closing and which Owner and/or Associates have a right to, and do, remove at Closing. The cost of the UCC searches shall be borne by SCOLP.

5.    TITLE OBJECTIONS.

5.1    If the Commitment or Survey discloses exceptions which are not acceptable to SCOLP, in its sole discretion, SCOLP shall notify Owner and Associates in writing of its objections to such exceptions (the "Title Defects") within ten (10) days after receipt of the Commitment, the Exception Documents and the Survey. If SCOLP objects to any exception disclosed on the Commitment or Survey within such ten (10) day period, such exception shall not be treated as a Permitted Exception hereunder except as otherwise provided in this Section 5.1. If Owner and Associates fail to have the Title Defects deleted from the Commitment or Survey, as the case may be, or discharged within ten (10) days after receipt of notice from SCOLP (or such longer time period designated by SCOLP), SCOLP may: (a) terminate this Agreement by delivery of written notice to Owner and Associates, whereupon Owner, Associates, the Limited Partners and SCOLP shall not have any further duties or obligations under this Agreement except for any provision which shall expressly survive the termination of this Agreement; (b) elect to take title as it then is with such Title Defects becoming Permitted Exceptions under this Agreement; or (c) extend for up to ninety (90) days the period for Owner and Associates to cure such Title Defects (thereby extending the Closing), and if such Title Defects are not deleted during the extended period, SCOLP may then exercise its rights under subparagraphs (a) or (b) above. Notwithstanding the foregoing, neither Owner nor Associates shall be required to take any action to cure or remove any Title Defect, provided that SCOLP may pay and deduct from the Total Agreed Value, any liens or Title Defects which are of a reasonably ascertainable amount. If Owner or Associates causes such Title Defects to be deleted from the Commitment or Survey, as the case may be, the Closing shall be held within seven (7) days after delivery of the revised Commitment and Survey or on the Contribution Date specified in Section 16 hereof, whichever is later.

6.    ADJUSTMENTS AND PRORATIONS.

6.1    The following adjustments and prorations shall be made at the Closing between SCOLP, Owner and Associates. The adjustments and prorations will be made by a cash payment and shall not be an adjustment to the Units to be issued at Closing.

(a)    Real estate taxes and personal property taxes which are a lien upon or levied against any portion of the Project prior to the Contribution Date (other than current taxes), and all special assessments levied on any portion of the Project prior to the Contribution Date, shall be paid by Owner or Associates prior to the Contribution Date. Current real estate and personal property taxes and assessments shall be prorated at the Closing effective as of the Closing Date on a calendar year basis, understanding that real estate taxes in the State of Florida are payable in arrears. Such proration shall be made on the basis of the amount of real estate and personal property taxes for the current year if and to the extent that the taxing authorities have issued statements therefor, but otherwise based on real estate taxes assessed for the current tax year plus an estimated increase of 5%. Real estate taxes and personal property taxes levied against any portion of the Project and applicable to the period after the Contribution Date shall be prorated and adjusted between the parties on a calendar year basis and shall be paid by Associates or SCOLP, as the case may be.

(b)    The amount of all unpaid water and other utility bills for the Project which are not directly billed to the tenants of the Project, and all other operating and other expenses incurred with respect to the Project and Owner, and relating to the period prior to the Contribution Date, shall be paid by Owner or Associates on or prior to the Contribution Date or, if not paid, an amount equal to such unpaid expenses shall be part of the cash adjustment at Closing. The amount of all prepaid water and other utility bills for the Project, and all other operating and other expenses to be incurred with respect to the Project and Owner, and relating to the period after and including the Contribution Date, shall be paid by SCOLP to Associates on the Contribution Date.

(c)    Charges under Project Contracts (as defined below) attributable to the period prior to the Contribution Date shall be paid by Owner or Associates prior to the Contribution Date, or, if not paid, the amount due shall be reserved in cash within the Owner as of the Contribution Date. Prepaid charges under Project Contracts attributable to the period after and including the Contribution Date shall be paid by SCOLP to Associates on the Contribution Date.

(d)    All rental and other revenues collected by Owner up to the Contribution Date which are allocable to the period prior to the Contribution Date, including without limit pass-through and pass-on charges, shall become a part of the disbursement from Owner to Associates and the Limited Partners made pursuant to Section 6.2 below.

(e)    Prepaid revenue received by the Owner attributable to the period after and including the Contribution Date including, without limit, tenant rents, pass-through charges, pass-on charges, water and other periodic revenues (the “Rents”) for the calendar month in which the Closing Date occurs (the “Closing Month”), and Rents not delinquent more than thirty days as of the Closing Date (for those residents which remain in occupancy at the Project), shall be prorated on an accrual basis. SCOLP shall either pay Associates or provide Associates with a credit for (x) all unpaid Rents from tenants who are not delinquent more than thirty days as of the Closing Date (for those residents which remain in occupancy at the Project); and (y) the pro rata share of the total unpaid Rents for the Closing Month based upon the number of days in such month. SCOLP shall be paid or shall receive a credit for the pro rata share of the collected Rents received for the Closing Month. In addition to the foregoing, SCOLP and Associates shall mutually agree as to the amount to be paid or credited to Associates, if any, for Rents delinquent more than thirty days as of the Closing Date (for those residents which remain in occupancy at the Project), based upon the likelihood of collecting such Rents. In the event the parties are unable to agree, the Owner shall apply any payments received during the period between the Closing Date and the date which is ninety days after the Closing Date, first to the cost of collecting such payments, then to the most recent charges due and, thereafter, to unpaid charges due prior to Closing. Any payments received after the ninetieth day after Closing shall not be subject to pro ration. Associates shall have no further rights following Closing with respect to such Rents. In addition to the foregoing, SCOLP shall also pay or provide Associates with a credit for the amount of accrued but unpaid utility fees due from the tenants with respect to periods prior to Closing. To the extent any Rents allocable to the period prior to the Closing Date are collected after Closing, they shall remain the property of the Owner and/or SCOLP, and shall not be paid to or distributed to Associates. The Owner shall not distribute or assign to Associates and Associates shall not have the right to seek collection, through litigation or otherwise, of unpaid Rents. Any eviction actions which are on-going as of the Closing Date and the expense of any legal fees associated with such eviction actions incurred on and after the Closing Date shall be the responsibility of Owner after Closing and shall not be charged to Associates. Sums received on account of such litigation shall also remain the property of the Owner and shall not be paid to Associates or otherwise subject to proration.

(f)    An amount equal to all expenses of the Project which were paid prior to the Contribution Date and for which Owner will benefit after the Contribution Date shall be disbursed or credited to Associates at the Closing.

(g)    All compensation, fringe benefits and other amounts due the employees of Owner or the manager of the Project for the period prior to the Contribution Date, whether as hourly pay, salaries, overtime, bonus, vacation or sick pay, severance pay, pensions or otherwise, and all amounts due for the payment of employment taxes with respect thereto, shall be paid by Owner on or prior to the Contribution Date, or, if not paid, an amount equal to such entire unpaid liability shall be paid in cash at Closing.

(h)    All costs and expenses incurred by Owner, the Limited Partners or Associates prior to the Contribution Date in connection with the transactions contemplated herein and the performance of its obligations under this Agreement, including, without limitation, attorney and other professional fees, and the costs and expenses payable by Owner, the Limited Partners or Associates hereunder (including, without limitation, the costs and expenses specified in Section 19.1 to be paid by Associates), shall be paid by Associates and/or the Limited Partners and shall not be charged to, or the responsibility of SCOLP.

(i)The amount of all escrows and reserves required under the Mortgage Documents which are on deposit on the Contribution Date shall be paid by SCOLP to Associates and the Limited Partners on the Contribution Date or, if not paid, an amount equal to such escrows and reserves shall be credited to Associates in connection with the cash adjustment at Closing.

(j)In the event any rental discounts, leasing incentives or other credits, incentives or obligations have been provided to any of the occupants at the Project for any reason, and the same have not been fully satisfied by Closing, SCOLP shall be entitled to a credit or payment at Closing in the amount of such discounts, incentives or obligations.

In all events, all debts, obligations, charges, liabilities and liens with respect to the Project shall be fully paid and satisfied or credited or paid to SCOLP on the Contribution Date, except only the Existing Mortgage and the lien for taxes not yet due and payable.

6.2    On or prior to the Contribution Date, Associates and the Limited Partners shall be entitled to a distribution from Owner in an amount equal to all of the cash and cash equivalent assets held by Owner as of the Contribution Date, after deduction for any and all costs, expenses and prorations payable by or chargeable against the Berger Entities hereunder. The Owner shall not distribute any other right, claim, cause of action or asset after the Effective Date of this Agreement.

6.3    If within ninety (90) days after the Closing either SCOLP or Associates discovers any inaccuracies or errors in the pro rations or adjustments done at Closing pursuant to Sections 6.1 and/or 6.2, such party shall notify the other party of such inaccuracy or error by written notice including reasonable detail of the appropriate calculation. The parties shall attempt, in good faith, to resolve any issues with respect to delinquent revenue and the prorations and adjustments done at Closing pursuant to Section 6.1. After the parties resolve any such issues or, in the event the parties are unable to resolve issues, a final judgment has been rendered with respect to such matter without timely appeal or after all appeals timely made are fully resolved, SCOLP and Associates shall promptly take all action and pay all sums necessary so that such pro rations and adjustments shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Contribution Date. Prorations and adjustments to prorations are not subject to, or included within, the Minimum Amount or Maximum Amount set forth in Section 7.3(d).

7.     REPRESENTATIONS AND WARRANTIES.

7.1    Owner and Associates, jointly and severally, hereby represent and warrant to SCOLP as of the date hereof, and as of the Contribution Date, the following with the understanding that each of the representations and warranties are material and have been relied on by SCOLP in connection herewith:

(a)    True, correct and complete copies of all Tenant Leases, including all amendments and documents relating thereto, that are currently in effect and that cover any portion of the Project have been or will be delivered to SCOLP. The Rent Roll attached hereto as Exhibit "C", as updated to the Contribution Date, is and will be an accurate and complete rent roll describing each of the Tenant Leases, including the name of each tenant, the home site occupied by each tenant, the lease term, monthly rent, any deposits (security and otherwise), all pass throughs and pass ons, and delinquencies in rent and prepaid items. Except as otherwise disclosed in the Rent Roll or Exhibit D, (i) the Owner has performed all of the lessor’s obligations under each Tenant Lease; (ii) the Tenant Leases have not been modified nor have any concessions been made with respect thereto unless expressly described in the Rent Roll; (iii) the Owner has not received any written notice of any claim against the Owner in connection with the Tenant Leases. Furthermore, to Associates’ and Owner’s knowledge and except as otherwise disclosed in the Rent Roll: (i) no Tenant is in default under its obligations under its respective Tenant Lease, (ii) no events have occurred which, with notice or the passage of time, or both, would constitute such a default by Tenant.

(b)    Except as otherwise disclosed in Exhibit "D" attached hereto, neither Owner nor Associates have received any notices of, and Associates has no actual knowledge of any existing facts or conditions which could reasonably be expected to result in the issuance of, any violations of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations with respect to the Project or the appurtenances thereto.

(c)    Except as disclosed in Exhibit "D" attached hereto, there are no actions, suits, proceedings, claims, investigations or inquiries pending or, to Associates’ and Owner’s knowledge, threatened against Owner or the Project in any court, before any governmental or administrative agency, or before any other tribunal having jurisdiction over Owner or the Project.

(d)    Except as otherwise disclosed in Exhibit "D" attached hereto, there are no assessments, charges, paybacks, or obligations requiring payment of any nature or description, against the Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs.

(e)    True, correct and complete copies of all service, utility, supply, maintenance and employment contracts and agreements and all other continuing contractual obligations (collectively, the "Project Contracts") affecting Owner or the ownership, operation or development of the Project, and all amendments thereto, have been delivered to SCOLP, all Project Contracts are listed in Exhibit "E" attached hereto; and except as listed in Exhibit “E”, all Project Contracts may be cancelled upon not more than thirty (30) days prior notice without premium or penalty. Except as otherwise disclosed on Exhibit “E”, (i) the Owner has performed all of its obligations under each Project Contract; (ii) the Project Contracts have not been modified nor have any concessions been made with respect thereto unless expressly described in Exhibit “E”; (iii) the Owner has not received any written notice of any claim against the Owner for default or termination in connection with the Project Contracts. To Associates’ and Owner’s actual knowledge, (i) the party(ies) to each Project Contract (other than Owner) have performed their obligations under the respective Project Contract, and (ii) no events have occurred which, with notice or the passage of time, or both, would constitute a default by the party(ies) to each Project Contract (other than Owner).

(f)    Owner is the lawful owner of the Project and holds marketable title to the Project, free and clear of all liens, claims and encumbrances other than the Permitted Exceptions and the Existing Mortgage. Associates has and will have on the Contribution Date the power and authority to transfer the Partnership Interests to SCOLP or will cause the Limited Partners to transfer the Partnership Interests owned by them with full power and authority to do so, and perform its obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith for or on behalf of Associates, the Owner and the Limited Partners has and will have due power and authority to so act. On or before the Contribution Date, Associates for itself and on behalf of the Limited Partners will have complied with all applicable statutes, laws, ordinances and regulations of every kind or nature, in order to effectively convey and transfer all of their right, title and interest in and to the Partnership Interests to SCOLP in the condition herein required. This Agreement is valid and enforceable against Associates and the Owner in accordance with its terms, and each instrument to be executed by the Owner, the Limited Partners and Associates pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against the Owner, the Limited Partners and Associates in accordance with its terms.

(g)    The Project consists of the number of fully licensed and completed mobile home sites on the total acres of Land, and the improvements, amenities and recreational facilities listed in the Summary of Terms attached hereto. As of the Effective Date, some mobile home sites within the Project are vacant. Except as set forth on Exhibit “D”, all vacant manufactured home sites which exist at the date of Closing, if any, will be licensed and in leasable condition without it being necessary to make any further improvements, in order to permit a tenant to take possession of, and install a manufactured home on, such home site, in accordance with the Owner’s standard form lease and the rules and regulations applicable to the Project.

(h)    Associates, the Limited Partners and the Owner and each of their respective members, managers, partners, shareholders, officers and directors, and any constituent entity holding an interest in any member, manager, partner, or shareholder is in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time; the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time.

(i)    None of Associates, the Limited Partners or the Owner, nor any of their respective managers, officers or directors, and any constituent entity holding an interest in any member, manager, partner or shareholder, is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of Executive Order No. 13224 dated September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (2) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.

(j)    Exhibit "F" attached hereto lists all insurance, including types of coverage, policy numbers, insurers, premiums, deductibles and limits of coverage, currently maintained for or with respect to the Project, and full and complete insurance runs showing claims, payments or demands for the 5 immediately preceding full calendar years. Since the date on which the Owner commenced doing business at the Project, Owner has maintained, and from the date hereof through the Contribution Date, Owner will maintain, insurance coverage substantially in form and content as currently in effect.

(k)    Neither this Agreement nor anything provided to be done herein by Owner, the Limited Partners, or Associates, including, without limitation, the conveyance of the Partnership Interests as herein contemplated, violates or will violate any contract, agreement or instrument to which Owner, any of the Limited Partners or Associates is a party or bound or which affects the Project or the Partnership Interests, or any governmental statute, law, ordinance, rule, regulation, order, judgment or directive, other than the Existing Mortgage with respect to which consent to the transactions provided for herein is being sought pursuant to Section 9.4 herein.

(l)    Except as disclosed in Exhibit “D” attached hereto, the Owner has not contracted for the furnishing of labor or materials to the Project which will not be paid for in full prior to the Contribution Date. If any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to the Project or Owner prior to the Contribution Date, Associates will immediately pay such claim and discharge the lien.

(m)    All utility services required for the operation of the Project as presently conducted, including water, sanitary sewer, electric, telephone and cable television facilities, are available to the Project through dedicated easements and each home site in sufficient quantities to adequately service the Project at full occupancy; and to the actual knowledge of Associates and Owner, there are no existing, pending or threatened plans, proposals or conditions which could cause the curtailment of any such utility service. Except as disclosed in Exhibit “D”, water and sanitary sewer service to the Project is publicly dedicated and there are no private water or sanitary sewer facilities operated with respect to the Project.

(n)    Except as disclosed in Exhibit “D”, to the knowledge of Owner and Associates: (i) there are no existing maintenance problems with respect to the mechanical, electrical, plumbing, utility and other systems necessary for the operation of the Project, including, without limitation, all underground utility lines, water wells and roads, other than routine maintenance required as a result of the age of such systems; (ii) all such systems are in good and sound working condition and are suitable for the operation of the Project; (iii) there are no structural or physical defects in and to the Project which materially affect the operation of the Project; and (iv) there are no conditions currently existing on, in, under or around the property, which materially adversely affects, or could materially adversely affect, the Project or the operation thereof.

(o)    Attached hereto as Exhibit "G" is a true and accurate list of all persons employed by Owner or the manager of the Project in connection with the operation and maintenance of the Project as of the date hereof, including name, job description, term of employment, average hours worked per week, current pay rate, description of all benefits provided such employees and the annual cost thereof. Except as disclosed on Exhibit G, none of such employees of Owner or the manager of the Project are covered by an employment agreement, collective bargaining agreement or any other written agreement, and all employees of Owner and the manager of the Project are terminable "at will", subject to applicable laws prohibiting discrimination by employers. Associates has no employees and no obligation to pay any consultant, independent contractor or other party which will remain in effect after Closing.

(p)    To the actual knowledge of Associates and Owner, Exhibit "H" attached hereto contains a complete and accurate list of all licenses, certificates, permits and authorizations from any governmental authority of any kind which are required to operate, use and maintain the Project as a manufactured home community; and all such licenses, certificates, permits and authorizations have been issued and are in full force and effect and on the Contribution Date shall remain in full force and effect notwithstanding the transfer of the Partnership Interests.

(q)    Exhibit "B" attached hereto contains a true and complete list of all Personal Property used in the operation of the Project, including, without limitation, all manufactured homes owned by Owner. All such Personal Property is in good working condition and adequate for the operation of the Project at full occupancy in all material respects; and Owner will not remove any item of Personal Property from the Project on or prior to the Contribution Date, unless such item is replaced with a similar item of no lesser quality or value. All Personal Property is owned free and clear of all liens, claims and encumbrances except the Existing Mortgage.

(r)    Owner and Associates have delivered to SCOLP all environmental reports and audits in their possession, including, without limitation, phase I and II environmental site assessments and environmental compliance audits (the “Environmental Reports”) relating to the Project. Except as disclosed in any Environmental Report delivered by Owner to SCOLP as identified in Exhibit “I” or obtained by SCOLP in connection with its investigation of the Project, the Owner and Associates have not, and to the actual knowledge of Owner and Associates, there has not been, and prior to the Contribution Date will not be, discharged, released, generated, treated, stored, disposed of or deposited in, on or under the Project any "toxic or hazardous substance", asbestos, lead based paint, urea formaldehyde insulation, PCBs, radioactive material, mold or other biological contaminants, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations, rules, court orders or rulings, or ordinances (collectively the "Environmental Laws") in violation of any Environmental Law. Neither Owner nor Associates has any actual knowledge of any claim, demand, suit, action or other legal proceeding arising out of, or related to, any Environmental Laws with respect to the Project which is pending or threatened before any court, agency or government authority, and neither Owner nor Associates has any actual knowledge, or received any notice, that the Project is in violation of, or has a past unresolved violation of, the Environmental Laws.

(s)    Owner and Associates have previously delivered or will deliver to SCOLP true, correct and complete copies of the partnership agreement of Owner and Associates and any additional documents, instruments or certificates relating to the existence of Owner, Associates or the Limited Partners and all of their rights and obligations with respect to the Partnership Interests, and all amendments to any of the foregoing (collectively, the "Governing Documents"). From the date hereof to the Contribution Date, the Governing Documents of Owner or Associates will not be modified or amended without the consent of SCOLP. All minute books, recorded minutes of meetings and consent resolutions of Owner, Associates or of the Limited Partners, in connection with the Project, if any, shall be provided to SCOLP at Closing. Any redemption or purchase of equity interests in the Owner or Associates or other restructuring completed by, or at the direction of, the Berger Entities was completed in accordance with all applicable federal and state securities laws and the transferring partner/member/shareholder received, or had access to, all information necessary to make an informed investment decision.

(t)    The organizational chart attached hereto as Exhibit “J” and made a part hereof by this reference, is true and correct. All interests, entities and organizations holding an indirect or direct interest in Owner or Associates are correctly identified on Exhibit “J”.

(u)    Associates owns one hundred percent (100%) of the general partnership interests in the Owner and the Limited Partners own one hundred percent (100%) of the limited partnership interests in the Owner. Associates and the Limited Partners are the legal and beneficial owner of all of the Partnership Interests in the Owner, free and clear of all liens, claims and encumbrances. There are no existing warrants or other obligations to issue additional partnership interests by Owner or Associates. All contributed Partnership Interests were issued or acquired without violating any state or federal securities laws and there are no outstanding agreements, commitments, rights, options, warrants or plans of any nature whatsoever for the issuance, sale or purchase of any other interests in Owner or Associates.

(v)    Upon consummation of the transfer of the Partnership Interests to SCOLP pursuant to the terms hereof, SCOLP will acquire valid and marketable title to the Partnership Interests, free and clear of all liens, claims and encumbrances whatsoever and will own, in the aggregate one hundred percent (100%) of the interests in the Owner.

(w)    [deleted]

(x)    [deleted]

(y)    All federal, state and local income, excise, sales, property and other tax returns required to be filed by Owner and Associates have been timely filed and are correct and complete in all material respects. All taxes, assessments, penalties and interest due in respect of any such tax returns or the Project and any assessments thereon have been paid in full, and there are no pending or threatened claims, assessments, deficiencies, audits or notices with respect to any such taxes.

(z)    Except as disclosed in Exhibit “D”, Owner does not maintain, sponsor, participate in or contribute to, and in the past has not maintained, sponsored, participated in or contributed to, any employee health or benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees of Owner, and Owner is not, and has not been, a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue Code of 1986, as amended.

(aa)    The Owner has previously delivered to SCOLP the following financial statements (the “Financial Statements”): (a) compiled balance sheet and related statement of income for the Owner, as of and for the fiscal year ended December 31, 2012, (b) compiled balance sheet and related statement of income for the Owner, as of and for the fiscal year ended December 31, 2013, and (c) management prepared balance sheet and related statement of income for the Owner as of and for the month ended September 30, 2014 (the “Latest Financial Statements”). The Financial Statements have been prepared on the GAAP method of accounting on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Owner as of such dates and the results of its operations for the periods specified. The Owner has no liabilities or obligations of any kind or nature required to be disclosed as a liability on a balance sheet prepared in accordance with GAAP except for (i) liabilities set forth on the face of the Latest Financial Statements, and (ii) liabilities which have arisen after the date thereof in the ordinary course of business.

(bb)    Neither the Owner nor Associates is a party or otherwise subject, and the Project is not subject, to any judgment, order, writ, injunction, decree or agreement of or with any court, governmental or administrative agency, or tribunal having jurisdiction, or any tenant, group of tenants or homeowners’ association, regarding the Project, except as disclosed on Exhibit “D”. As to any such judgment, order, writ, injunction, decree or agreement, the Owner or Associates, as appropriate, has fully and timely performed all of the terms, covenants and conditions, paid any sums due, made any improvements required thereunder and otherwise satisfied its obligations so that nothing remains or will remain for Owner to perform under any such matter after the Closing.

(cc)    To the actual knowledge of the Owner and Associates, the Owner owns the right to use the Park Name in connection with the operation of the Project. Neither Owner nor Associates has received notice of or is aware that Owner's use of the Park Name infringes on or violates the rights of any third party.

(dd)    The Owner’s historical practice of operating the Project has complied with all applicable legal requirements including those applicable under the Florida Mobile Home Act (Chapter 723 of the Florida Statutes).

(ee)    Except as set forth on Exhibit “D”, the Owner has fully complied with any restrictions applicable to any Restricted Lease at the Project. “Restricted Lease” shall mean any Lease that restricts (pursuant to any or all of the provisions of the Lease itself, the prospectus governing the Lease, a certificate, a settlement order, a consent decree, or other instrument) the amount of the rent, increases in base rent, and the limits on pass throughs or pass ons that the Owner may impose on the occupant under such Lease.

(ff)    The copies of the prospectus and rules and regulations, and any amendments thereto, for the Project that Associates delivered to, or made available to SCOLP are complete, accurate and correctly reflect the prospectus and rules and regulations currently in effect. All rules and regulations currently in effect for the Project have been provided or made available to SCOLP. The prospectus for the Project and any amendments thereto, have been approved, as required, by the Florida Department of Business and Professional Regulation (“DBPR”), neither Associates nor the Owner has received written notice from the DBPR of any violations of any prospectus or any rules and regulations related thereto that have not been cured with any such cure approved or accepted by the DBPR. Except as set forth on Exhibit “D”, the Owner has operated the Project in compliance with the community rules and regulations and prospectuses in effect for the Project from time to time.

(gg) No facility or part thereof operated at or in connection with the Project is regulated by or subject to certification by The Florida Public Service Commission (“FPSC”).

(hh)    In the event the Project is identified as an age restricted project on the Summary of Terms then: (A) At least eighty percent (80%) of the occupied units within the Project are occupied by at least one person 55 years of age or older; (B) The Project has been operating under established policies and procedures indicating an intent to be housing for older persons under the Housing for Older Persons Act of 1995 (“HOPA”) and under the requirements of Section 760.29(4)(b)(3), Florida Statutes, as amended; (C) The Owner maintains a file that contains age census data for residents to permit the Owner to monitor HOPA’s requirement that at least eighty percent (80%) of the occupied units within the Project are occupied by at least one person 55 years of age or older; (D) To Associates’ knowledge and based on the most current census, as of the date of this Agreement, at least eighty percent (80%) of the occupied units within each the Project are occupied by at least one person 55 years of age or older; and (E) The Owner has filed all required certifications with the Florida Commission on Human Relations certifying that the Project is in compliance with the rules established by HUD pursuant to 24 C.F.R. part 100, subpart E.

(ii)    True, complete and accurate copies of all promissory notes, mortgages, assignments of leases and rentals, security agreements, indemnity agreements and other material instruments evidencing or securing the Existing Mortgage (collectively, the "Mortgage Documents") have been delivered by Associates to SCOLP’s counsel prior to the Effective Date. The Existing Mortgage constitutes a qualified liability within the meaning of Treasury Regulation Section 1.707-5(a)(6). Neither Associates nor the Owner has failed to comply in any material respect with, and neither is in material default under, the provisions of any Mortgage Document. Neither Associates nor the Owner has received any written notice from the lender(s) with respect to the Existing Mortgage identifying any defaults under such Mortgage Documents which have not been cured. The outstanding principal balance as of the Effective Date under the Mortgage Documents and the interest rate currently charged under each such Mortgage Documents is set forth on the Summary of Terms.

(jj)    Associates and Owner have delivered (or will deliver within ten (10) days of the Effective Date) to SCOLP true, correct and complete copies of the information and material identified on Exhibit “K” and will promptly deliver such other information requested by SCOLP in connection with its due diligence investigation of the Project. Owner and Associates have not received any written notice of any fact which would materially adversely affect Owner, Associates, the Partnership Interests, the Project or the operation thereof which is not set forth in this Agreement, the Exhibits hereto, or has not otherwise been disclosed to SCOLP in writing. In the event any new information comes to the attention of any of the Berger Entities which would make any information previously delivered wrong, incorrect, misleading or obsolete, Associates and Owner shall cause such new information to be delivered to SCOLP in writing as soon as practicable, but in all events prior to the Contribution Date.

(kk)    Associates and any Limited Partner receiving Units is an “accredited investor” as defined in Regulation D promulgated under the 1933 Act.

(ll)    Associates and each of the Limited Partners is acquiring the Units for its own account and not with a view to any distribution or resale thereof in violation of any securities law except distribution to the partners of Associates. Associates and each of the Limited Partners acknowledges that it has received, or has had full access to, all information which it considers necessary or advisable to enable it to make a decision concerning its acquisition of the Units, provided that the foregoing shall not limit or otherwise affect the rights or remedies of Associates hereunder with respect to the breach of any representations, warranties, covenants or agreements of SCOLP contained herein. Each of Associates and the Limited Partners further acknowledges that the Units have not been registered under the 1933 Act or under the securities laws of any other jurisdiction, and therefore may not be resold unless they are subsequently registered under the 1933 Act and any applicable state blue sky law or an exemption from registration is available under the 1933 Act and any applicable state blue sky law.

(mm)    No real estate brokers were engaged or utilized by Associates, the Limited Partners, the Owner or any affiliate thereof in connection with the sale or transfer of the Partnership Interests to SCOLP. None of Associates, the Limited Partners, the Owner or any affiliate thereof engaged in mass marketing of the Project or the Partnership Interests for sale to the general public or requested that the general public submit indications of interest, offers or the like, and did not advertise the sale of the Project or Partnership Interests or place “for sale” signs at the Project (or any other locations). Individual expressions of interest were reviewed and rejected as received. Ultimately, representatives of Associates approached SCOLP regarding the possible sale and acquisition of the Project and the terms set forth in this Agreement were negotiated and agreed to.

7.2    All representations and warranties contained herein shall be true as of the Contribution Date and shall survive the closing of the transactions contemplated herein, and the conveyance of the Partnership Interests, provided that claims may be made or asserted with respect to them only pursuant to and in accordance with the provisions of Sections 7.3 and 7.4. All of such representations and warranties shall be deemed to be reaffirmed as of the Contribution Date unless prior to the Closing the Owner or Associates delivers written notice to the contrary to SCOLP which written notice must state with specificity the representation or warranty which is no longer accurate and in what manner it is no longer accurate. The investigation by SCOLP and their employees, agents and representatives, of the financial, physical and other aspects of the Project shall not negate or diminish the representations and warranties contained herein.

7.3    (a)    For purposes of this Section 7.3, the following definitions shall apply:

(i)    "General Representations" shall mean all representations and warranties set forth in this Agreement other than Title Representations, Undisclosed Liability Representations and Failures to Perform.

(ii)    "Title Representations" shall mean those representations and warranties set forth in Section 3 and in Subsections 7.1 (f), (s), (t), (u), (v), (dd) and (mm).

(iii)    "Undisclosed Liability Representations" shall mean those representations and warranties set forth in Subsections 7.1(d), (l), (o), (w), (x), (y), (z), (aa), (bb), (ee), (ii) and any other Pre-Contribution Liabilities as defined in Sections 15.1 and 15.2.

(iv)    "Failure to Perform" means a circumstance wherein the Owner, Limited Partners or Associates shall fail to perform a material obligation which is required to be performed by any of them pursuant to this Agreement. If a Failure to Perform is in connection with, or causes, a financial obligation of the Project or Owner to result with respect to matters arising or occurring prior to the Contribution Date, the Failure to Perform shall be considered an Undisclosed Liability Representation for purposes of this Agreement.

(v)    "Claims Period" shall mean the period beginning on the Contribution Date and ending on (i) December 31, 2016, only as to Claims which pertain to General Representations and Failures to Perform; and (ii) the date on which the applicable statute of limitation has been determined to have expired as to Title Representations, Undisclosed Liability Representations, and any type of fraud.

(vi)    "Claim" shall mean a claim for breach of a General Representation, a Title Representation, an Undisclosed Liability Representation or a claim for Failure to Perform or a claim involving fraud or material misrepresentation.

(b)    SCOLP’s rights with respect to any Claim shall expire unless SCOLP asserts the Claim before the expiration of the applicable Claims Period by written notice to Associates in the manner provided in this Agreement or unless this Agreement otherwise provides such Claim is not subject to expiration. The notice shall set forth a definite statement of the nature of the Claim and an estimate of the damages resulting from such Claim which were suffered (or reasonably expected to be suffered) by SCOLP.

(c)    No Claim shall be deemed fixed until the relevant parties have settled the same by written agreement or a final judgment has been rendered in favor of SCOLP without timely appeal or after all appeals timely made are fully resolved (a "Fixed Claim").

(d)    The maximum amount which may be recovered for Claims pertaining to the General Representations and Undisclosed Liability Representations (the "Maximum Amount") shall be an amount equal to ten percent of the difference between the Total Agreed Value and the outstanding principal balance secured by the Existing Mortgage (“Net Equity”), and no recovery may be had with respect to Claims pertaining to General Representations unless all such Claims exceed a minimum amount (the "Minimum Amount") equal to one quarter of one percent of the Net Equity, in which event recovery may be had with respect to all Claims and then including the first dollar of the Claim asserted. Claims other than Claims pertaining to General Representations may be asserted without regard to the Minimum Amount or Maximum Amount and none of the limitations of this subsection (d) shall apply to Claims pertaining to Title Representations, Claims pertaining to Undisclosed Liability Representations, Claims based on Failure to Perform, Claims involving fraud or material misrepresentation, Claims asserted in connection with pro rations or Claims made in connection with the indemnity obligations of Gerard Berger Entities set forth in Section 9.4.

7.4    (a)    As security for the payment of any Claims under this Agreement and All of the Other Acquisition Agreements (whether specifically defined as “Claims” in such agreements or otherwise), J.B.E., Inc., and/or Berger Management LLP (collectively the “Gerard Berger Entities”) or Associates will grant to SCOLP, or the purchaser under All of the Other Acquisition Agreements, as appropriate, on the Contribution Date, a continuing, first priority, perfected, security interest in, all right, title and interest in and to that portion of the Units or proceeds thereof, together with the Units or proceeds thereof issued under All of the Other Acquisition Agreements, owned or beneficially owned by the Gerard Berger Entities, including, without limitation, and effective upon assertion of a Claim only, the right to receive distributions with respect thereto (collectively, the "Security"). The Gerard Berger Entities shall be entitled to all distributions with respect to the Security until there is an assertion of a Claim. The Security shall not include any Unit whose beneficial owner is other than the Gerard Berger Entities provided that the Security provided in connection with this Agreement shall not be less than the percentage of Units issued at Closing and which percentage is set forth on the Summary of Terms (“Security Floor”).

(b)    Except as provided in 7.4 (a) above, or the date that all Claims timely asserted during the Claims Period are finally and fully resolved (whether under this Agreement or any of All of the Other Acquisition Agreements), Associates and/or the Gerard Berger Entities may not transfer, assign, convey, exchange or sell (or enter into any agreement to do any of the foregoing) any Units which comprise the Security, except to one or more of the Gerard Berger Entities, and they shall not grant, suffer or permit any lien or encumbrance (or enter into any agreement to do or allow any of the foregoing) on the Units comprising the Security. If no Claim is pending under this Agreement and All of the Other Acquisition Agreements, the Security shall be released on December 31, 2016. Subject to the provisions of this Agreement, SCOLP and any purchaser under All of the Other Acquisition Agreements shall have the rights with respect to the Security which are afforded secured parties under the Delaware Uniform Commercial Code. Associates and each of the Gerard Berger Entities authorizes SCOLP or its designated agent to execute any and all financing statements and other documents necessary or appropriate to perfect the security interest in the Security, including without limit, pre filing such financing statements as SCOLP may elect. Further, Associates and the Gerard Berger Entities authorize SCOLP to make any notation on its records necessary or appropriate to perfect such security interest. The Gerard Berger Entities shall provide sufficient information to properly file all financing statements and shall promptly deliver written notice to SCOLP of any change in such information.

(c)    Upon assertion of a Claim exceeding the Minimum Amount, if applicable, subject to Section 7.3 (d), all subsequent distributions on the Security shall be withheld and deposited in lieu of payment to the owner thereof in a fund (the "Fund"). Moneys on deposit in the Fund may not exceed the aggregate amount of all Claims and shall not exceed the Maximum Amount, to the extent applicable. Moneys in the Fund will be invested in obligations of the United States government or its agencies or corporate debt or commercial paper with a minimum grade rating of A or better (or comparable grade with respect to commercial paper) in each case with a term of 3 years or less, unless the parties agree otherwise in writing. Upon a Claim becoming a Fixed Claim, the Fund and monies therein shall be paid to SCOLP or any other purchaser under All of the Other Acquisition Agreements, as appropriate, up to the amount of the Fixed Claim together with recoverable attorney's fees, costs and expenses, and the remainder of the Fund not otherwise held for Claims previously asserted and not constituting a Fixed Claim shall be distributed to the Owner of the Security.

(d)    The limitations on liability contained in this Agreement are intended for the sole benefit of the parties identified in the applicable provisions and shall not run to the benefit of, or limit SCOLP’s recourse to or rights and remedies against, any other party.
7.5    When words such as “knowledge of”, “best knowledge of”, “actual knowledge of” or words of similar import are used, they shall, in every instance, without regard to whether the matter recited pertains to knowledge of the Owner or Associates, mean the knowledge of Gerard Berger and/or Ellen Weil after due inquiry of any employee or contractor of the Owner or Associates, who would, in the ordinary course of performing their duties, be expected to be responsible for, or have knowledge of, the matter so represented.

8.    REPRESENTATIONS AND WARRANTIES OF SCOLP.

8.1    SCOLP hereby represents and warrants to the Owner, Associates and the Limited Partners as of the date hereof, and as of the Contribution Date, the following with the understanding that each of the representations and warranties are material and have been relied on by the Owner, Associates and Limited Partners in connection herewith:
(a)    SCOLP has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Michigan and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement.
(b)    Neither this Agreement nor the performance of SCOLP’s obligations hereunder violates or will violate (i) any constituent documents of SCOLP, (ii) any contract, agreement or instrument to which SCOLP is a party or bound, or (iii) any applicable law, regulation, ordinance, order or decree.
(c)    This Agreement has been duly authorized, executed and delivered by SCOLP and constitutes the legal, valid and binding obligation of SCOLP, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.
(d)    SCOLP has previously furnished, or made available, to Associates a true, correct and complete copy of the Partnership Agreement, together with all amendments (other than those amendments that simply implement the information regarding the Units set forth in the Summary of Terms attached thereto).
(e)    SCOLP has made available to the Owner and Associates (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by its general partner, Sun Communities, Inc. (“SUI”), with the SEC since January 1, 2013 (the "SEC Documents"). The SEC Documents were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by SUI under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder since

January 1, 2013. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available prior to the Contribution Date. The consolidated financial statements of SUI and SCOLP included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of SUI and SCOLP, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of SUI and SCOLP for the periods presented therein.
(f)    The authorized capital stock of SUI and the shares thereof issued and outstanding are as set forth in the SEC Documents as of the dates reflected therein. All of the outstanding shares of Common Stock of SUI have been duly authorized and validly issued, and are fully paid and non-assessable.
(g)    Except as disclosed in the SEC Documents, there are no claims, actions, suits, arbitrations, inquiries or proceedings pending, or, to the actual knowledge of any executive officer of SUI, threatened, against SUI or SCOLP before any governmental authority that could reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities, business, operations or prospects of SCOLP.
8.2    The provisions of Section 8.1 and all representations and warranties contained therein shall survive the closing of the transaction contemplated herein and the conveyance of the Partnership Interests. All of such representation and warranties shall be deemed to be reaffirmed as of the Contribution Date unless prior to the Closing SCOLP delivers written notice to the contrary to Associates.

9.    DUE DILIGENCE AND RELATED.

9.1    Commencing on the date hereof through the date which is the later of: (i) January 31, 2015; (ii) ten days after receipt of the last third party report requested by SCOLP or any supplements, modifications or revisions resulting after receipt of any initial reports (“Report Review Date”), provided that such initial reports shall have been ordered on or before the tenth business day after the Effective Date and further provided that in no event shall the Report Review Date extend beyond the date which is 75 days after the Effective Date; and (iii) 5 business days after the expiration of the period provided any homeowners’ association (or waiver by such homeowners’ association of its right) to purchase the Project or any project subject to any of the Other Contribution Agreements (the "Investigation Period"), SCOLP may inspect and investigate all aspects of the Project and the

Owner, including, without limitation, the physical condition of the Project, all items of income and expense arising from the ownership and operation of the Project, and all documents relating thereto. At any time prior to the expiration of the Investigation Period and for any reason whatsoever, SCOLP may, at its option and in its sole and absolute discretion, terminate this Agreement by delivery of written notice to the party designated to receive notices on behalf of the Berger Entities as set forth in this Agreement, in which event none of Associates, the Owner, the Limited Partners or SCOLP shall have any further obligations to any other party except as expressly provided herein.

9.2    At all reasonable times from and after the date hereof, the Owner and Associates shall afford SCOLP and its representatives full and free access to the Project, including, but not limited to, the right to conduct environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at the Project, together with all other aspects of the Project and including the right to contact such parties as SCOLP might elect to obtain estoppel certificates and other evidence of compliance and full performance by the Owner, the Limited Partners or Associates of the matters set forth in this Agreement. Upon the completion of such activities, SCOLP, at its sole expense, shall promptly restore the Project to its former condition in all substantial respects. At the request of Owner and Associates, SCOLP shall disclose the results of any environmental testing and inspections, and shall deliver copies of all reports and test results to Owner and Associates. The results of such testing and inspections shall be treated as strictly confidential by SCOLP and the same shall not be disclosed to any third party or governmental entity without the written consent of Owner; provided, however, that such reports and results may be disclosed to SCOLP’s consultants, attorneys, lenders (including the holder of the Existing Mortgage) and insurance companies. SCOLP shall defend, indemnify and hold Owner and Associates harmless from and against any and all claims, demands, losses, costs and/or liabilities associated with damage or injury to any person, property or the Project caused by or attributable to the actions or negligence of SCOLP and/or its contractors, representatives or other agents while they are on the Project pursuant to this Section or otherwise. SCOLP’s obligations under this section shall expressly survive the termination of this Agreement.

9.3    SCOLP shall have the right to cause its accountant to prepare audited financial statements of the Owner and its operations at the Project for the calendar years ended December 31, 2013 and December 31, 2014, and for the period from January 1, 2015 through the calendar month preceding the Contribution Date. The Owner and Associates shall cooperate and assist it in all respects with the preparation of the audited financial statements. Owner and Associates shall furnish to SCOLP and its accountants all financial and other information in its possession or control to enable such accountants to prepare audited financial statements in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC. Owner also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants which representation letter is required to enable an independent public accountant to render an opinion on such financial statements. Associates agrees that it shall, within forty-five (45) days after Closing, deliver to SCOLP trailing twelve month financial statements for the operation of the Project as of the Closing Date.

9.4    SCOLP and Associates shall coordinate their contact and discussions with any lender regarding the Existing Mortgage. Within ten (10) days after the Effective Date, Associates, the Owner and SCOLP shall jointly notify the holder of the Existing Mortgage (the “Lender”) of the pending transfer of the Partnership Interest and request the application required to be submitted to the Lender in order for the Lender to consent to transfer of the Partnership Interest to SCOLP (“Consent to Transfer”). As soon as reasonably practicable following its receipt of the Consent to Transfer application, SCOLP shall promptly submit written application for the Consent to Transfer to the Lender, together with all information required by the Lender to obtain their consent. SCOLP agrees to prosecute the Consent to Transfer with due diligence in order to obtain the Lenders’ approval of the transfer of the Partnership Interests to SCOLP in accordance with the terms hereof and the Consent to Transfer (collectively, the “Consent to Transfer Approval”). Associates and the Owner agree to cooperate in all reasonable respects with SCOLP and Lender in obtaining the Consent to Transfer Approval. In the event the Lender requires that the liability of any guarantor provided by SCOLP in connection with the Consent to Transfer Approval, includes liability for any matter arising out of or related to the time prior to Closing, the Gerard Berger Entities (and Gerard Berger and Paul Simon individually as to the matters set forth in Section 15.2(c)) shall hold harmless, indemnify and advance, SCOLP and/or the guarantor provided by SCOLP for any costs, claims, causes of action or assertions relating to any matter arising out of or related to the period prior to Closing. The agreements of the immediately preceding sentence shall not be subject to any of the limits (Maximum Amount, Minimum Amount or Claim Periods) set forth in Sections 7.3 or 7.4. All costs, expenses and fees payable to the Lender with respect to the Consent to Transfer and to satisfy any requirements of the Lender in accordance with the applicable Mortgage Documents (the “Assumption Costs”), including, without limitation, the Transfer Fee under the Mortgage Documents, any non-refundable application fee, attorney fees, transfer and assumption fees, administration fees, and charges and premiums for all endorsements to the Lenders’ policies of title insurance shall be borne by the parties as set forth in Section 19.

9.5    Neither SCOLP nor any manager it might employ to operate the Project is obligated to offer employment to, or hire, any employee, independent contractor or consultant of Associates or the Owner at any time prior to or on or after the Closing. However, Associates and Owner each agree, on their behalf and on behalf of the current manager of the Project, that SCOLP or its manager of the Project may, in either of their sole and absolute discretion, offer employment and hire the Owner’s employee(s) or the employees of Owner’s manager of the Project, provided such employment commences on or after the Closing. Associates and Owner each agrees not to, and to cause the current manager of the Project not to, interfere with such employment offers, if any, and shall not induce, dissuade or discourage current employee(s) from considering or accepting employment on the terms and conditions which may be offered.

9.6    The Owner and Associates shall be responsible for providing all applicable notices under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to all terminated employees. To the extent applicable, the Owner and Associates agree to provide any required notice under the WARN Act and/or or any other applicable state law and to otherwise comply with any such statute(s) with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or any applicable state counterpart statute) affecting employees and occurring before or after the Closing Date. Unless otherwise directed to the contrary in writing by SCOLP during the

Investigation Period, the Owner, the Owner’s manager, or Associates shall terminate all employees effective on the Closing Date. The Berger Entities shall indemnify and hold harmless SCOLP with respect to any liability under the WARN Act or other applicable law arising from the actions taken by Associates, Owner or Owner’s manager before or after the Closing Date.

9.7    Notwithstanding SCOLP’s right to terminate this Agreement and to elect not to close, the parties agree that this Agreement constitutes a purchase agreement and is not an option to purchase. In conformation of this fact, the parties agree that SCOLP has extended significant consideration by pursuing the acquisition of the Partnership Interests which has prevented it from pursuing other acquisitions and involved the expenditure of time and costs necessary to review due diligence and other matters. The Berger Entities waive any right to contest the characterization of this Agreement as an option rather than a purchase agreement.
10.     CONDITIONS.

10.1    The obligation of SCOLP to consummate the acquisition of the Partnership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of SCOLP hereunder which, if not performed or determined to be acceptable to SCOLP on or before the Contribution Date (unless a different time for performance is expressly provided herein), shall permit SCOLP, at its sole option (understanding SCOLP may proceed to close upon the failure of any condition and preserve its remedies hereunder), to declare this Agreement null and void and of no further force and effect by written notice to Associates, whereupon none of Associates, the Owner, the Limited Partners or SCOLP shall have any further obligations hereunder to the other except for any provision hereof which expressly survives the termination of this Agreement (provided that SCOLP shall have the right to waive any one or all of such conditions):

(a)    SCOLP has not terminated this Agreement on or before the expiration of the Investigation Period as provided in Section 9.1 herein.

(b)    On the Contribution Date, title to the Project and the Partnership Interests shall be in the condition required by this Agreement and the Title Company shall be in a position to issue the title policy pursuant to the Commitment.

(c)    Associates, Owner and the Limited Partners shall have complied with and performed all covenants, agreements and conditions on their part to be performed under this Agreement within the time herein provided for such performance.

(d)    The representations, warranties and agreements of Associates and Owner contained herein and in all documents and agreements executed pursuant hereto are and shall be true and correct as of the date hereof and as of the Contribution Date in all material respects.

(e)    From and after the date hereof to the Contribution Date, there shall have been no material adverse change in or to the Project, the business conducted thereon or Owner.

(f)    No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement or which would affect the right of SCOLP to own, operate and control the Owner or the Project.

(g)    The Consent to Transfer Approval shall have been obtained on terms and conditions satisfactory to SCOLP. If SCOLP is unable to obtain a satisfactory Consent to Transfer Approval within ninety (90) days after the Effective Date (the “Approval Deadline Date”), then SCOLP shall have the right to terminate this Agreement by written notice of such termination given to Associates and Owner on or before the Approval Deadline Date then in effect. SCOLP has the right to extend the Approval Deadline Date by one sixty (60) day period by notice of such extension given to Owner and Associates prior to the Approval Deadline Date then in effect. If SCOLP does not give this notice on or before the Approval Deadline Date (as the same may have been extended), then this condition shall be deemed waived by SCOLP.

(h)    Closing pursuant to the terms of All of the Other Acquisition Agreements contemporaneously with the Closing under this Agreement is a condition of Closing under this Agreement unless the failure to close any of All of the Other Acquisition Agreements is due to the default of SCOLP (or other purchaser, as appropriate) under such agreements; or unless the failure to close any of All of the Other Acquisition Agreements is due to the exercise of a right to terminate in connection with casualty or condemnation of a project.

(i)    In the event a duly organized homeowners’ association operates at the Project, or it is otherwise determined Section 723.071 of the Florida Statute applies to the Project, Associates’ special legal counsel shall deliver to Associates a legal opinion (at SCOLP’s sole cost and expense), in form and substance satisfactory to SCOLP and Associates and upon which they may rely, as to the full compliance of this transaction with Section 723.071 of the Florida Statutes. In the alternative, Associates shall obtain and provide for the benefit of SCOLP a fully enforceable waiver of any rights under Section 723.071 in form and substance sufficient for the Title Company to eliminate any exception resulting from such statute.

10.2    The obligation of Associates and the Limited Partners to consummate the contribution of the Partnership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of Associates hereunder which, if not performed or determined to be acceptable to Associates on or before the Contribution Date (unless a different time for performance is expressly provided herein), shall permit Associates, at its sole option (understanding Associates may proceed to close upon the failure of any condition and preserve its remedies hereunder), to declare this Agreement null and void and of no further force and effect by written notice to the SCOLP, whereupon none of Associates, the Owner, the Limited Partners nor SCOLP shall have any further obligations hereunder to the other except for any provision hereof which expressly survives the termination of this Agreement (provided that Associates shall have the right to waive any one or all of such conditions):

(a)    SCOLP shall have complied with and performed all covenants, agreements and conditions on its part to be performed under this Agreement within the time herein provided for such performance.

(b)    The representations, warranties and agreements of SCOLP contained herein and in all documents and agreements executed pursuant hereto are and shall be true and correct as of the date hereof and as of the Contribution Date in all material respects.

(c)     Associates and/or the Limited Partners shall have received the consideration provided in Section 2 above.

(d)    No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement.

(e)    The Consent to Transfer Approval shall have been obtained on terms and conditions satisfactory to Associates.

(f)    Closing pursuant to the terms of All of the Other Acquisition Agreements contemporaneously with the Closing under this Agreement is a condition of Closing under this Agreement unless the failure to close any of All of the Other Acquisition Agreements is due to the default of the Owner, the Limited Partners or Associates (or other seller, as appropriate) under such agreements; or unless the failure to close any of All of the Other Acquisition Agreements is due to the exercise of a right to terminate in connection with casualty or condemnation of a project; or unless any party which is entitled to do so is exercising its rights to purchase any project subject to the Other Contribution Agreements pursuant to Section 723.071 of the Florida statutes.

(g)    In the event a duly organized homeowners’ association operates at the Project, or it is otherwise determined Section 723.071 of the Florida Statute applies to the Project, Associates’ special legal counsel shall deliver to Associates a legal opinion (at SCOLP’s sole cost and expense), in form and substance satisfactory to it, as to the full compliance of this transaction with Section 723.071 of the Florida Statutes.

10.3    The parties acknowledge that the Total Agreed Value provided for in the Summary of Terms was arrived at after giving due consideration to the tax treatment of this transaction by Associates and SCOLP. A cash payment to Associates in exchange for the Partnership Interests would trigger a significantly greater present tax liability than is the case under the transaction provided for in this Agreement. Should SCOLP, for reasons outside of its control, be unable to issue Units to Associates and the Limited Partners at Closing, the cash purchase price will be the amount set forth on the Summary of Terms and SCOLP shall deposit 15% of such cash purchase price in escrow as an earnest money deposit pending Closing.

11.     OPERATION OF PROJECT.

11.1    From and after the date hereof to the Closing Date, Owner shall: (a) continue to maintain, operate, lease and conduct business at the Project consistent in all material respects with past practices and in accordance with the terms of the current applicable prospectus; (b) not execute any Tenant Leases (or modify or amend any current Tenant Leases) except with respect to leases to residents of the Project entered into in the ordinary course of business, at market rates and not in conflict with a specific provision hereof; (c) maintain in effect all insurance policies now maintained on the same, or replacement or renewal policies providing substantially the same or greater coverage (to the extent available); (d) not grant any easements or encumber the Project in any way, except only if in the ordinary course of business and the same are approved by SCOLP; (e) not dispose of Personal Property unless obsolete and then only if replaced with new replacement property; (f) not otherwise sell, assign or convey any right, title or interest in any part of the Project. On the Closing Date the Owner shall provide (or cause its managing agent to provide) SCOLP with all of the electronic data pertaining to the tenancies of the then-current tenants under the Tenant Leases to permit SCOLP to transition the billing of the tenants and administer the Tenant Leases and the historical date for such Tenant Leases.

In addition, from and after the Effective Date and through the Closing Date, Associates shall, and shall cause the Owner to:

(i)	provide SCOLP with monthly operating statements for the Project;

(ii)	provide SCOLP with the weekly management reports prepared by the manager of the Project and including such reasonable detail as SCOLP may request;

(iii)	upon request, confer on a regular basis with one or more representatives of SCOLP to report on operational matters of materiality and any proposals to engage in material transactions;

(iv)
promptly notify SCOLP of any material emergency or other material change in the condition of the Project, any material governmental complaints set forth in writing it receives, and investigations or hearings of which Associates receives written notice;

(v)
cause the Owner to not acquire, enter into an option to acquire, or exercise an option or other right or election under any other commitment or contractual obligation for the acquisition of any real property, in each case without the prior written approval of SCOLP;

(vi)	cause the Owner not to incur or enter into any commitment to incur additional indebtedness (secured or unsecured) except for indebtedness that will be repaid at or prior to Closing;

(vii)	not sell, mortgage or otherwise dispose of the Project;

(viii)	not sell, lease, mortgage or otherwise dispose of any Personal Property except in the ordinary course of business;

(ix)
provide SCOLP, its employees, agents, and representatives with reasonable access to the Project during business hours as reasonably necessary to facilitate SCOLP taking over operation of the Project after Closing, provided that any such access shall be in compliance with the Agreement and shall not interfere with operation of the Project or with the Project personnel’s discharge of their duties;

(x)	provide rent rolls for the Project once per month;

(xi)	terminate the Project Contracts which SCOLP has elected to have terminated, all without cost or liability to SCOLP or the Owner post Closing.

12.    CERTAIN TAX COVENANTS.
12.1    Straddle Period.

(a)    The Berger Entities, and SCOLP agree that the taxes related to any tax period that begins on or before and ends after the Closing (“Straddle Period”) with respect to the Owner ending on the Closing Date shall be treated as provided herein. In the case of any real, personal and intangible ad valorem property Taxes (“Property Taxes”), the Property Taxes shall be allocated as provided in Section 6.1 herein. Taxes other than Property Taxes shall be computed as if such taxable period ended as of the close of business on the date of Closing.

(b)    To the extent the Owner is required by law to file a Tax Return, the Owner shall prepare and file all Tax Returns for the activities of Owner for any taxable period that ends on or before the date of Closing (the “Pre-Closing Date Tax Returns”) in a manner consistent with past practices and shall remit the Taxes shown as owing on such Pre-Closing Date Tax Returns in a due and timely manner. The Owner shall submit such Pre Closing Date Tax Returns to SCOLP at least ten (10) business days prior to the date such Pre-Closing Date Tax Returns are due (inclusive of all allowable extensions). The Owner shall give due consideration to such changes as SCOLP reasonably requests and shall not file any Pre Closing Date Tax Returns without SCOLP’s consent (which shall not be unreasonably withheld, conditioned or delayed).

(c)    SCOLP shall prepare and duly and timely file or cause to be duly and timely filed all Tax Returns for the activities of the Owner for any taxable period that ends after the Closing (the “Post-Closing Date Tax Returns”). SCOLP shall provide Associates with a copy of any Post-Closing Date Tax Return to be filed by or with respect to the Owner for any Straddle Period at least ten (10) business days prior to the date such Post-Closing Date Tax Return for a Straddle Period is due (inclusive of all allowable extensions). SCOLP shall give due consideration to such changes as Associates reasonably requests and shall not file any Post-Closing Date Tax Returns covering a Straddle Period without Associates’ consent (which shall not be unreasonably withheld, condition or delayed).

12.2 Tax Protections.
(a)    Subject to Section 12.2(a) (i) and (ii) below, for the benefit of Associates and the Limited Partners (including any person who holds an interest in Associates or a Limited Partner, either directly or through one or more pass-through or disregarded entities and is otherwise required to include all or a portion of the income of Associates or such Limited Partner in its own gross income) who receives Units at the Closing (the “Protected Partners”), prior to the termination of the Protection Period (as defined below) with respect to the Project, neither SCOLP, nor any entity in which SCOLP holds a direct or indirect interest, will consummate a sale, transfer, exchange or other disposition of the Project or a successor project acquired in a Section 1031 exchange or any other non-recognition transaction in which a substituted basis or carryover basis is applied (each, a “Protected Project”) or any indirect interest therein, in a transaction (including a merger) that results in the recognition by any Protected Partner, for federal income tax purposes, of all or any portion of the built-in gain under Section 704(c)(1) the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything to the contrary herein, this covenant shall not apply to any transferee of Units by a Protected Partner whose tax basis has been determined under Sections 1014 or 1012 of the Code. In the event that SCOLP breaches this Section 12.2, SCOLP shall pay to each Protected Partner: if the breach occurs during the first one half of the Protection Period, an amount equal to the federal, state and local income taxes incurred by such Protected Partner as a result of such breach and arising solely under Section 704(c); and if the breach occurs during the remaining period of the Protection Period, an amount equal to the excess of (A) the federal, state and local income taxes incurred by such Protected Partner solely as a result of such breach and arising solely under Section 704 (c), over (B) the net present value of such taxes, as of the date such Protected Partner actually pays such taxes, assuming for this purpose that payment of such taxes had been made on the last day of the applicable Protection Period and using a discount rate equal to five (5%) percent. Within ninety (90) days after the closing of a transfer or other transaction giving rise to a breach requiring a payment hereunder, SCOLP shall provide to each of the Protected Partners an estimate of such Protected Partner’s allocable share of the Section 704(c) gain from such transaction, and an estimate of total taxes payable based on the highest marginal rates applicable to such Protected Partner for all federal, state, and local tax purposes. SCOLP shall pay such Protected Partner cash equal to the estimated amount of taxes payable as so calculated. If it is later determined that the taxes payable by the Protected Partner with respect to such gain exceeds the estimated amount calculated and paid by SCOLP, then, SCOLP shall pay such excess to such Protected Partners within ninety (90) days after demand is made therefor, and if it is determined the estimated amount calculated and paid by SCOLP exceeds the amount required to be paid by the Protected Partner with respect to such gain, then the Protected Partner shall refund such excess to SCOLP within thirty (30) days of such request. The parties shall cooperate in confirming the determinations referenced in the prior sentence by providing copies of tax returns and certifications from certified public accountants at the request of either party.

(i)    For purposes of this Section 12.2(a), “Protection Period” shall mean, the Protection Period set forth in the Summary of Terms.
(ii)    Notwithstanding anything to the contrary herein, Section 12.2 (a) shall not apply to: (A) any transaction which would not result in the recognition and allocation of any built-in gain to any Protected Partner, including, without limitation, to the extent a transaction which qualifies as a tax-free like-kind exchange under Code Section 1031 or a tax-free contribution under Code Section 721 or Code Section 351 or a tax-free merger or consolidation of SCOLP (or any subsidiary) with or into another entity that qualifies for taxation as a partnership for federal income tax purposes, or (B) the condemnation or other taking of all or any portion of any Protected Project by a governmental entity or authority in eminent domain proceedings or otherwise or a casualty with respect thereto (each, a “Permitted Transfer”). In the case of a Permitted Transfer, SCOLP shall use its good faith commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Code Section 1031 or other tax-free contribution or tax-free reinvestment of proceeds under Code Section 1033; provided, that, commercially reasonable efforts shall not require SCOLP to pay additional amounts to purchase replacement property over and above the proceeds of the Permitted Transfer.
(b)    SCOLP shall use, and shall cause any other entity in which SCOLP has a direct or indirect interest to use, the “traditional method” under Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the Project to take into account the book-tax disparities as of the effective time of the contribution with respect to the Project and with respect to any revaluation of the Project pursuant to Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g) and 1.704-3(a)(6) with no “curative allocations,” “remedial allocations” or adjustments to other items to offset the effect of the “ceiling rule.”
(c)    SCOLP will allocate, in accordance with the Treasury Regulations, to each Protected Partner an amount of “excess nonrecourse liabilities,” as defined in Regulations Section 1.752-3(a)(3), up to the amount of built-in gain that is allocable to such Protected Partner with respect to each property acquired by SCOLP to the extent that each such property is subject to nonrecourse liabilities and such Protected Partner’s built-in gain with respect to each such property exceeds his gain with respect thereto described in Regulations Section 1.752-3(a)(2).
(d)    SCOLP shall make available to each Protected Partner the opportunity to either: (A) enter into a deficit restoration obligation (DRO) or (B) make a guarantee (or, at the option of such Protected Partner, allow its indirect owners to make such a guarantee) of unsecured debt or secured debt of SCOLP, in such amount or amounts so as to cause the amount of SCOLP liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Desired Liability Amount and to cause the amount of SCLOP liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such

Protected Partner’s Desired Liability Amount. For purposes of this Section 12.2(d), the term “Desired Liability Amount” shall mean, with respect to each Protected Partner, a specific amount agreed to by SCOLP, which generally will be equal to the amount that would allow such Protected Partner to avoid gain recognition as a result of a reduction in liabilities allocated to the Protected Partners for federal income tax purposes as a result of the contribution transactions contemplated by this Agreement.
(e)     The parties hereto intend and agree that, for federal income tax purposes, the contribution by Associates and the Limited Partners to SCOLP as provided in this Agreement, shall constitute a transaction qualifying under Section 721(a) of the Code. SCOLP represents that it is not an investment company for purposes of Code Section 721(b). Associates and SCOLP agree to the tax treatment described in this Section 12.2(e), and each shall file its respective tax returns consistent with the above-described transaction structure.
13.     DESTRUCTION OF PROJECT.
13.1    In the event any part of the Project shall be damaged or destroyed prior to the Contribution Date, Associates shall notify SCOLP thereof, which notice shall include a description of the damage and all pertinent insurance information. If the use or occupancy of the Project is materially affected by such damage or destruction or the cost to repair such damage or destruction exceeds Fifty Thousand Dollars ($50,000.00), SCOLP shall have the right to terminate this Agreement by notifying Associates within ten (10) days following the date SCOLP receives notice of such occurrence or on the Contribution Date, whichever occurs first, whereupon none of Associates, Owner, the Limited Partners or SCOLP shall have any further obligation hereunder to each other except for any provision which expressly survives the termination of this Agreement. If SCOLP does not elect to terminate this Agreement, or shall fail to timely notify Associates, prior to the Contribution Date the parties shall take all action necessary to assure Owner's right, title and interest in and to the proceeds of the fire and extended coverage insurance presently carried by or payable to Owner.
14.     CONDEMNATION.

14.1    If, prior to the Contribution Date, either Owner, Associates or SCOLP receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of the Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the county in which the Land is located, and such taking results in a reduction of more than ten percent (10%) of the number of home sites within the Project or such taking will otherwise have a material adverse effect on the operation of the Project, SCOLP shall have the option to terminate this Agreement by notifying Associates within ten (10) days following SCOLP's receipt of such notice or on the Contribution Date, whichever is earlier, in which event none of Associates, Owner, the Limited Partners or SCOLP shall have any other or further liability or responsibility hereunder to the other except for any provision which expressly survives the termination of this Agreement. If SCOLP does not elect or does not have the right to terminate this Agreement or shall fail to timely notify Associates, SCOLP shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced, and in such event, any proceeds or awards made in connection with such taking shall be the sole property of Owner, and not Associates.

15.    LIABILITY AND INDEMNIFICATION.

15.1    SCOLP does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Contribution Date with respect to the Project, and all accounts payable, obligations and liabilities of Owner, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, incurred prior to the Contribution Date or arising out of events or occurrences prior to the Contribution Date, including without limit, claims for personal injury or death (collectively, the "Pre‑Contribution Liabilities") shall be the responsibility of, and paid by, Associates excluding only the Existing Mortgage and interest accruing thereunder after the Closing.

15.2    (a)    Associates agrees to indemnify and hold harmless Owner and SCOLP, from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys' fees and costs) arising out of, as a result of or as a consequence of: (a) the Pre-Contribution Liabilities, which include, without limitation, (i) any property damage or injuries to persons, including death, caused by any occurrence at the Project or resulting from Owner's use, possession, operation, repair and maintenance of the Project prior to the Contribution Date, (ii) any breach of any obligations under the Tenant Leases or Prospectus which occurred prior to the Contribution Date including without limit, improper billing or pass through of utility or other charges, or as a result of Owner not having reserved cash as of the Contribution Date equal to the amount of all security deposits to be held under the Tenant Leases, (iii) any breach of Owner's obligations under the Project Contracts which occurred prior to the Contribution Date or obligations arising as a result of any cost incurred for terminating the Project Contracts at SCOLP’s direction given prior to Closing, (iv) the failure to pay transfer taxes or other fees if the same are determined to be due, (v) the termination of the employees of Owner or the manager of the Project on or prior to the Contribution Date pursuant to Section 11.2 hereof, (vi) clean up costs and future response costs incurred by Owner or SCOLP under the Environmental Laws as a result of a determination by a court or governmental authority having jurisdiction for events or occurrences prior to the Contribution Date, (vii) all costs and expenses required to be paid by Associates under Sections 6.1 and/or 19.1, and (b) any breach by Associates, Limited Partners or Owner of any of their representations, warranties, or obligations set forth herein or in any other document or instrument delivered by Associates or Owner in connection with the consummation of the transactions contemplated herein subject to the Claim procedures and limitations set forth in Section 7.3.

(b)     Any claim for indemnity under Section 15.2 (a) may be made against the Security.

(c)    Gerard Berger and Paul Simon shall personally and unconditionally guarantee as a guarantee of payment and not performance, as a primary obligation and not secondary, (i) any Claim based upon or arising out of any type of fraud; and (ii) any claim made against SCOLP or any entity affiliated with SCOLP by the holder of the Existing Mortgage under any so-called recourse or carve out guaranties for matters arising or existing prior to the Closing.

15.3    From and after the Contribution Date, SCOLP agrees to indemnify, defend and hold harmless Associates from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys’ fees and costs), arising out of, as a result of or as a consequence of: (i) any breach of the lessor's obligations under the Tenant Leases which occurs subsequent to the Contribution Date; (ii) any breach of SCOLP's obligations under the Project Contracts which SCOLP has not directed be terminated and which may occur subsequent to the Contribution Date; (iii) any property damage or injuries to persons, including death, caused by the occurrence of any event at the Project after the Contribution Date or in connection with the SCOLP’s use, possession, operation, repair and maintenance of the Project after the Contribution Date; (iv) any breach by SCOLP of any of its representations, warranties, or obligations set forth herein or in any other document or instrument delivered by the SCOLP in connection with the consummation of the transactions contemplated herein; (v) any failure by SCOLP to pay costs and expenses relating to the operation of the Project and conditions arising with respect to the Project after Closing and as otherwise provided in Sections 19.2 herein; (vi) any liability for any claims arising out of the occurrence of any event or any condition occurring on or after the Contribution Date with respect to the Project (specifically excluding matters of a continuing nature which exist on the Contribution Date and existed prior to such date as well), (vii) all accounts payable, obligations and liabilities of Owner, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, incurred on or after the Contribution Date or arising out of events or occurrences occurring on or after the Contribution Date; and (viii) any payment or other liability under the Existing Mortgage due or arising on or after the Contribution Date.

16.     CLOSING.

16.1    Subject to the full performance of the terms of this Agreement, the truth and accuracy of the representations and warranties set forth herein, the satisfaction or waiver by SCOLP of the conditions set forth in Section 10.1 hereof, and the satisfaction or waiver by Associates of the conditions set forth in Section 10.2 hereof, the closing ("Closing") of the transactions contemplated herein shall take place simultaneously with the closing of the transactions provided for in All of the Other Acquisition Agreements, at the offices of Jaffe, Raitt, Heuer & Weiss, P.C., 27777 Franklin Road, Suite 2500, Southfield, Michigan 48034 at 10:00 A.M., local time, on a date designated by SCOLP (the "Contribution Date" or “Closing Date”) which is not later than the date which is fifteen (15) days after the later of the expiration or written waiver by SCOLP of the Investigation Period or satisfaction of the conditions set forth in Section 10.1, and the written waiver by Associates or satisfaction of the conditions set forth in Section 10.2.

16.2    At Closing:

(a)    Associates and/or the Limited Partners shall execute and deliver an Assignment of Partnership Interests, transferring all of the Partnership Interests in the Owner to SCOLP, free and clear of all liens, claims and encumbrances whatsoever and releasing the Owner from any and all matters whatsoever excepting only matters arising under this Agreement or documents delivered pursuant to this Agreement.

(b)    SUI and Associates shall execute and deliver an amendment to the Partnership Agreement and an amendment to the SCOLP certificate of limited partnership reflecting issuance of the Units as provided for in this Agreement.

(c)    Associates shall amend the partnership agreement of the Owner to provide for its withdrawal from the Owner and the release of any claims it, the Limited Partners or their predecessors in interest might have against the Owner and SCOLP and, if SCOLP elects, a designated affiliate shall be admitted as the sole partners of the Owner.

(d)    Associates shall cause the Commitment referred to in Section 4.1 hereof to be recertified and updated to the Contribution Date (while SCOLP shall update any UCC searches it might elect), and shall cause the policy of title insurance to be issued to Owner pursuant to such updated Commitment together with the endorsements required by SCOLP.

(e)    Owner and Associates and the Limited Partners shall deliver to SCOLP a certificate confirming the truth and accuracy of their representations and warranties hereunder, and the Rent Roll, updated to the Contribution Date, shall be certified as true and correct in all respects.

(f)    Associates shall deliver to Owner and SCOLP originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Project Contracts; (iii) all architectural plans and specifications and other documents pertaining to the development of the Project; (iv) certificates of title for all mobile homes and vehicles owned by Owner; and (v) all other documentation currently used in the operation of the Project or Owner.

(g)    Associates and the Limited Partners shall deliver to SCOLP an affidavit certifying that it and all persons or entities holding an interest in Associates are not non‑resident aliens or foreign entities, as the case may be, such that Associates and such interest holders are not subject to withholding under the Foreign Investment and Real Property Tax Act of 1980.

(h)    The pledge and security agreement to be executed by the Gerard Berger Entities pursuant to Section 7.4 herein.

(i)The unconditional, primary guaranty to be executed by Gerard Berger and Paul Simon pursuant to Section 15.2 (c).

(j)    SCOLP, Associates and the Limited Partners as appropriate shall execute and deliver, each for the benefit of the other, “bring down” certifications which provide that the representations and warranties provided for in this Agreement remain true, accurate and correct as of Closing.

(k)    SCOLP shall deliver to Associates certificates or such other instruments reasonably necessary to evidence that the execution and delivery of this Agreement and all documents to be executed and delivered by SCOLP hereunder, have been authorized by

SCOLP and that all persons or entities who have executed documents on behalf of SCOLP in connection with the transaction have due authority to act on their behalf.

(l)    Associates and/or the Limited Partners shall deliver to SCOLP certificates or such other instruments reasonably necessary to evidence that the execution and delivery of this Agreement and all documents to be executed and delivered by Associates, the Limited Partners and the Gerard Berger Entities hereunder, have been properly authorized and that all persons or entities who have executed documents on behalf of Associates, the Limited Partners or the Gerard Berger Entities, in connection with the transaction have due authority to act on their behalf.

(m)    Associates’ legal counsel shall deliver to SCOLP a legal opinion, in form and substance satisfactory to SCOLP, as to the due authorization, valid execution and enforceability of this Agreement and the documents delivered pursuant to this Agreement by and against the Berger Entities and the Gerard Berger Entities.

(n)    Associates’ special legal counsel shall deliver to SCOLP and Associates (at SCOLP’s sole cost and expense) a legal opinion, in form and substance satisfactory to them, as to the full compliance of this transaction with Section 723.071 of the Florida statutes, or in the alternative, satisfactory waivers or releases of any rights of first refusal or options to purchase provided under such statute.

(o)    Associates shall deliver to SCOLP and to the Title Company such affidavits, certifications and statements of facts which may be required by Associates’ special legal counsel to deliver the legal opinion referenced in Section 16.02 (n), and which may be required by the Title Company to enable the Title Company to eliminate any exception related to Section 723.071 from the policy issued pursuant to the Commitment.

(p)    Associates, Owner, the Limited Partners and SCOLP shall each deliver to the other evidence of payment (or provision for payment) of costs, fees and expenses for which such party is responsible hereunder, and such other documents or instruments as shall reasonably be required by such party, its counsel or the Title Company to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder.

(q)    Associates and SCOLP shall either execute and deliver or cause their respective affiliates to execute and deliver the Golf Course Contribution Agreements and Asset Purchase and Contribution Agreement, and all documents to be executed and delivered pursuant thereto.

17.	DEFAULT.

(a)    In the event all or any of the Berger Entities or the Limited Partners shall fail to perform any of their obligations under this Agreement or there is breach by any of them of the representations and warranties herein and all of the conditions to be performed as a condition to the obligations of the Berger Entities have been performed (but acknowledging that SCOLP is not required to issue Units to Associates to satisfy conditions to performance upon a breach by the Berger Entities), the Berger Entities shall have ten days from receipt of notice of default from SCOLP within which to cure the specified default. If such default is not cured within said ten day period and if such default is not waived in writing by SCOLP, then SCOLP, at its option, as its sole remedies and waiving all others which may be available, shall be entitled to: (i) demand by written notice that the Berger Entities shall immediately pay to SCOLP, the sum of One Million and No/100 Dollars ($1,000,000) in immediately available funds by wire transfer and upon receipt of such funds, this Agreement shall automatically terminate and no party shall have any further rights, duties or obligations hereunder except as may only be expressly provided herein to survive the termination of this Agreement; or (ii) obtain specific performance of the terms and conditions of this Agreement. As to any action for specific performance, each of the Berger Entities acknowledges that the Project is unique and that notwithstanding the fact that no conveyance of the real estate is occurring by deed and that equity interests which might arguably be considered generic without unique characteristics are being transferred to effect the acquisition of the Project, without specific performance being available against Associates and the Owner, SCOLP would be without an adequate remedy at law. Each of the Berger Entities waives, releases and relinquishes their right to assert that specific performance is not an appropriate remedy against each of them as to the transactions in this Agreement.
(b)    In the event SCOLP shall fail to perform any of its obligations under this Agreement or there is breach by it of its representations and warranties herein and all of the conditions to be performed as a condition to SCOLP’s obligations have been performed (but acknowledging that Associates and the Limited Partners are not required to transfer Partnership Interests to SCOLP to satisfy conditions to performance upon a breach by SCOLP), SCOLP shall have ten days from receipt of notice of default from the Berger Entities within which to cure the specified default. If such default is not cured within said ten day period and if such default is not waived in writing by the Berger Entities, then the Berger Entities, at their option and as their sole remedy and waiving all others which may be available, shall be entitled to demand by written notice that SCOLP immediately pay to the Berger Entities, the sum of One Million and No/100 Dollars ($1,000,000) in immediately available funds by wire transfer and upon receipt of such funds, this Agreement shall automatically terminate and no party shall have any further rights, duties or obligations hereunder except as may only be expressly provided herein to survive the termination of this Agreement.
(c)    SCOLP and the Berger Entities have agreed to fix the remedies for a breach of this Agreement as provided in this Section 17. The parties agree that these remedies shall be in lieu of any other monetary relief or other remedy, at law or in equity. The parties agree that to the extent the remedies agreed to constitute liquidated damages, the same are reasonable and are a reasonable means of agreeing to damages which might otherwise be difficult or impossible to ascertain. The parties specifically and without limit waive any right to claim exemplary or punitive damages or lost profits. The party which is determined to be the substantially prevailing party in any action regarding this Agreement shall be entitled to collect from the non-prevailing party its actual costs including actual attorneys’ fees.

(d)       Notwithstanding the foregoing, in the event the default by the Berger Entities results from the failure or refusal of the Limited Partners to execute and deliver the items required of them under Section 16.2, or to otherwise perform hereunder, Associates shall cure such default by causing the Owner to transfer the Project to SCOLP on the same terms provided for herein.
18.    RESTRICTIVE COVENANTS.

18.1. Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:

(i)    “Restricted Area” means any location within a ten (10) mile radius of the Project.

(ii)    “Restricted Employee” means any person who was an employee of any of the Berger Entities or the manager of the Project immediately prior to the Closing and who is an employee of SCOLP, any affiliate of SCOLP or the manager of the Project or any other Project subject to any of the Other Contribution Agreements at the time of determination.

(iii)    “Restricted Period” means a period beginning on the date of Closing and ending on the fifth (5th) anniversary thereof.

(iv)    “Restricted Resident” means any natural person who was a Tenant or occupant of the Project immediately prior to the Closing and who is a Tenant or occupant at the time of determination.

18.2. Non-Solicitation of Restricted Employees. During the Restricted Period, neither Associates nor any of its affiliates, including, without limit, Gerard Berger and Paul Simon and any entities owned or controlled by them (“Berger Restricted Parties”), shall directly or indirectly (i) solicit, induce or attempt to induce a Restricted Employee to leave his or her employment by SCOLP or any affiliate of SCOLP or the manager of the Project, or to accept any other employment or position, or (ii) hire any Restricted Employee.

18.3. Non-Solicitation of Restricted Residents. During the Restricted Period, none of the Berger Restricted Parties shall in any manner, directly or indirectly, solicit, induce or attempt to induce a Restricted Resident to leave the Project or to move to any other manufactured home facility.

18.4. Non-Competition. During the Restricted Period, none of the Berger Restricted Parties shall in any manner (including as an employer, stockholder, partner, member, consultant, advisor, proprietor, lender, equity owner, manager, representative or agent), directly or indirectly, engage or participate in any activity that directly or indirectly competes with the Project anywhere within the Restricted Area.

18.5. Reasonableness of Restrictions. Each of the Berger Restricted Parties, on their own behalf and on behalf of any affiliate, expressly acknowledge and agree that the restrictions imposed by Sections 18.2, 18.3 and 18.4 above (i) are reasonable as to time, activity and geographic scope; (ii) are not oppressive; and (iii) were bargained for by the parties with full knowledge and understanding of their implications and legal effect.

18.6. Unique Nature of Obligations. The parties hereto recognize that the obligations of the Berger Restricted Parties under Sections 18.2, 18.3 and 18.4 above are of special, unique and extraordinary character. Accordingly, if any of the Berger Restricted Parties shall breach or fail to perform, or threaten to breach or fail to perform, any term, condition or duty in such Sections 18.2, 18.3 or 18.4 required to be observed or performed by it, then in such event SCOLP shall be entitled to specific enforcement thereof without the posting of bond or proof of actual damages, and each of the Berger Restricted Parties agree (on their own behalf and on behalf of each of their affiliates) not to oppose such relief. The remedy set forth in this Section 18.6 is in addition to, and not in lieu of, any and all other remedies that SCOLP or any affiliate of SCOLP may have at law or in equity.

18.7. Survival. The provisions of this Section 18 shall survive the Closing and shall not terminate during the Restricted Period. The substantially prevailing party under any action brought under this Section 18 shall be entitled to collect actual costs of such action, including actual attorneys’ fees, from the non-prevailing party.

19.     COSTS.

19.1    Associates and/or the Limited Partners shall pay: (a) the documentary, intangible and transfer taxes, if any, due on the conveyance of the Partnership Interest to SCOLP; (b) one half of the Assumption Costs; (c) the costs for its counsel; and (d) such other costs as are required to be paid by the Berger Entities as provided herein.

19.2    SCOLP shall pay: (a) the Survey costs and the costs of any third party reports or updates it orders or obtains in connection with its review of the Project during the Investigation Period; (b) one-half of the Assumption Costs; (c) the costs for its counsel; and (d) such other costs as are required to be paid by SCOLP as provided herein.

19.3    The cost of the title insurance policy shall be borne by Associates.

20.     BROKERS.

20.1    SCOLP, Associates, and Owner represent and warrant to each other that the parties making the representation have not dealt with any brokers or finders or created or incurred any obligation for a commission, finder’s fee or similar remuneration in connection with this transaction and agree to indemnify, warrant and defend each other against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from the breach or asserted breach of such representation.

21.    NOTICES, ETC.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 21):
If to any of the Berger Entities:
Mr. Gerard Berger
501 Brickell Key Drive, Suite 103
Miami, FL 33131
Fax: (305) 381-6323

With a required copy to:

Peterson & Myers, P.A.
Attn: Jacob C. Dykxhoorn
100 West Stuart Avenue
Lake Wales, FL 33853
Fax: (863) 455-1317

If to the SCOLP:

Mr. Gary A. Shiffman
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Fax: (248) 208-2645

With a required copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Mr. Arthur A. Weiss
Fax: (248) 351-3082

22.    MISCELLANEOUS.
22.1    Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the Closing and shall continue in full force and effect. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Berger Entities, shall inure to the benefit of SCOLP and the Owner. All covenants, promises and agreements in this Agreement, by or on behalf of SCOLP, shall inure to the benefit of the legal representatives, successor and assigns of Associates and the other Berger Entities, but not to any other parties.
22.2    Discretion.
Whenever pursuant to this Agreement, a party exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to such party, the decision of such party to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of such party and shall be final and conclusive.
22.3    Governing Law.
(a)    This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of Michigan and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the state of Michigan (without regard to principles of conflicts of laws).
(b)    With respect to any claim or action arising hereunder or under this Agreement, or the documents delivered pursuant to this Agreement, each of the parties (a) irrevocably submits to the nonexclusive jurisdiction of the courts of the state of Michigan and the United States District Court located in Oakland County, Michigan, and appellate courts from any thereof, and (b) irrevocably waives any objection which it may have at any time to the laying on venue of any suit, action or proceeding arising out of or relating to this agreement or the documents delivered pursuant to this agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
22.4    Modification, Waiver in Writing.
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any document delivered pursuant to this Agreement, shall be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any party, shall entitle such party to any other or future notice or demand in the same, similar or other circumstances.
22.5    Delay Not a Waiver.

Neither any failure nor any delay on the part of any party in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the documents delivered pursuant to this Agreement, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.
22.6    Trial by Jury.
The parties each hereby agree not to elect a trial by jury of any issue triable of right by jury, and each waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this Agreement, the documents, or any claim, counterclaim or other action arising in connection therewith. This waiver of right to trial by jury is given knowingly and voluntarily, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue.
22.7    Headings.
The article and/or section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
22.8    Certain Remedies of Berger Entities.
In the event that a claim or adjudication is made that SCOLP or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the documents delivered pursuant to this Agreement, SCOLP or such agent, as the case may be, has an obligation to act reasonably or promptly, Berger Entities agrees that neither SCOLP nor its agents shall be liable for any monetary damages, and Berger Entities’ sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether SCOLP has acted reasonably shall be determined by an action seeking declaratory judgment.
22.9    Schedules and Exhibits Incorporated.
The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
22.10    No Joint Venture or Partnership; No Third Party Beneficiaries; No Fiduciary Obligations.
(a)    Nothing herein or in any document delivered pursuant to this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship.
(b)    This Agreement and the document delivered pursuant to this Agreement are solely for the benefit of SCOLP and Berger Entities and nothing contained in this Agreement or the documents delivered pursuant to this Agreement shall be deemed to confer upon anyone other than SCOLP and Berger Entities any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.
(c)    Nothing herein or in any document delivered pursuant to this Agreement is intended to create a fiduciary relationship between SCOLP and the Berger Entities. To the extent any such relationship would otherwise be found to exist, whether resulting from the exercise by SCOLP of any of its remedies with respect to the acquisition of some of the Partnership Interests, the same is waived, released and disclaimed to the fullest extent allowed by law.
22.11    Conflict; Construction of Documents
In the event of any conflict between the provisions of this Agreement and any of the other documents delivered in connection with this Agreement, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the documents and that such documents shall not be subject to the principle of construing their meaning against the party which drafted same.
22.12    Prior Agreements
This Agreement and documents delivered pursuant to this Agreement, contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and documents delivered pursuant to this Agreement..
22.13    Joint and Several Liability
Notwithstanding the fact that in some provisions, representations, warranties, covenants and agreements set forth herein may identify or appear to obligate specific parties, in all events, the liabilities and obligations of the Berger Entities shall be joint and several.
22.14 Cooperation
The parties hereto shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other, to perform their respective obligations under this Agreement. The parties shall execute such additional instruments and certificates as may be necessary or appropriate in order to carry out the intent of this Agreement.
22.15 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

22.16 Number and Gender
Where necessary or appropriate to the construction of this Agreement, the singular and plural number, and the masculine, feminine and neuter gender shall be interchangeable.
22.17 Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.
22.18    Assignment.

Neither SCOLP, nor any of the Berger Entities shall have the right to transfer, assign, pledge or encumber this Agreement.

[Signatures follow]

SIGNATURES TO CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OWNER:

Route 27 Associates, Ltd, a Florida limited partnership
By: 481 Associates, a Florida general partnership, as its general partner
By: J.B.E, Inc., a Florida corporation, as its general partner

By: /s/ Gerard Berger
Gerard Berger, as its president

ASSOCIATES:

481 Associates, a Florida general partnership
By: J.B.E, Inc., a Florida corporation, as its general partner

By: /s/ Gerard Berger
Gerard Berger, as its president

SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By:    Sun Communities, Inc., General Partner

By: /s/ Jonathan M. Colman
Name: Jonathan M. Colman
Title: Executive Vice President

LIST OF EXHIBITS

Summary of Terms

Exhibit            Description

A                Legal Description of Land
B                Schedule of Personal Property
C                Rent Roll
D                Exceptions to Representations
E                Project Contracts (Section 7.1(e))
F                Summary of Insurance (Section 7.1(j))
G                List of Employees (Section 7.1(o))

H                Licenses, Authorizations and Permits (Section 7.1(p))
I                Environmental Disclosures (Section 7.1(r))
J                Organizational Chart (Section 7.1(t))
K                List of Deliveries

Exhibits B, C, and E through K, inclusive, are not attached but shall be provided by Contributor on or before the date which is five Business Days after the Effective Date.

SUMMARY OF TERMS
(RIDGE)

1.
Description of Park: The manufactured home park situated upon the parcel of real property, located in Davenport, Florida, commonly known as The Ridge (the “Park Name”). The Project consists of 481 licensed, fully completed mobile home sites and the following described improvements, amenities and appurtenant recreational facilities if any.

2.	Manufactured Homes Owned by Owner: None.

3.	Total Agreed Value: The Total Agreed Value for the Membership Interests is $34,500,000, if paid through the issuance of Units as provided herein.

4.	Series C Amount: The Series C Amount shall be an amount equal to $8,804,936, and shall consist of 88,049 Series C Units.

5.	OP Amount: The OP Amount shall be an amount equal to $5,869,958, and shall consist of 96,229 OP Units.

The number of Units to be issued was calculated based upon the outstanding principal balance of the Existing Mortgage as of February 2015. At Closing, the number of Units will be adjusted to reflect any increase or decrease in the mortgage balance from February of 2015.

6.
Title Commitment Amount: The amount to be insured in the Commitment shall be determined by SCOLP but shall not be in an amount which when aggregated with the Title Commitment Amounts for all Contribution Agreements, is greater than all of the Total Agreed Values for all Contribution Agreements. The premium for the title insurance policy to be issued pursuant to the Commitment shall be paid by Contributor.

7.	Existing Mortgage: The outstanding principal balance secured by the Existing Mortgage as of February 1, 2015, is $19,825,106.

8.	Age Restricted Project: The Project is not an age restricted project.

9.	Security Floor: The Security shall not be less than 17.2600 percentage of Units issued at Closing (“Security Floor”).

10.
Protection Period: For purposes of Section 12.2(a), “Protection Period” shall mean, with respect to each Protected Project, the period commencing on the date of the Closing and ending six years from Closing.

11.	Summary of Terms of Series C Preferred Units:

Series of Preferred:	Newly created Series C Preferred Units
Issuance Price:	$100 per unit
Preferred Return Rate:	4% per annum through the second anniversary of the closing; 4.5% per annum for the following three years; and 5% per annum after the fifth anniversary of the closing.
Preferred Return Payment Periods:
Distributions of preferred return shall be cumulative, shall accrue from the original date of issuance and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.

Liquidation Preference; Ranking:
Series C Preferred Units rank, with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of SCOLP, (a) senior to all Common OP Units, Series A-3 Preferred Units, Series B-3 Preferred Units and all other OP Units other than OP Units referenced in subsection (b) below, and (b) junior to all Mirror A Preferred Units, Preferred OP Units, Series A-1 Preferred Units, Series A-4 Preferred Units and all other OP Units hereafter arising the terms of which specifically provide that such OP Units rank senior to the Series C Preferred Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of SCOLP.

Exchange Rights:
At the election of the holders of at least 20,000 Series C Preferred Units, each Series C Preferred Unit may be converted into 1.1111 shares of common stock of Sun Communities, Inc. (as appropriately adjusted for stock splits, stock combinations or other similar reclassifications of the common stock of Sun Communities, Inc.).

Voting Rights:	The holders of Series C Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of Limited Partners.
Redemption Rights:	None

12.	Cash Purchase Price: N/A.

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